Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of this 30th day of January, 2007, by and between Camera Platforms International, Inc., a Delaware corporation (“Seller”), and Moving Vehicular Platforms, Inc., or an affiliated entity (“Purchaser”).

R E C I T A L S :

The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Assets (as hereinafter defined), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

1.             Purchase of Assets.  (a)  Assets To Be Sold.  On the terms and in reliance on the representations and warranties contained herein, Seller shall, at the Closing (as hereinafter defined), sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of Seller’s right, title and interest in and to the following, and only the following, assets described in Schedule 1 attached hereto and incorporated herein by this reference (collectively, the “Transferred Assets”):

(b)           License Agreement.  At the Closing, the Seller and the Purchaser shall enter into a license agreement (the “License Agreement”) in substantially the form of Exhibit 1(b), pursuant to which the Seller, or the Seller’s successor-in-interest, will license to the Purchaser the right to use the names “Shotmaker” solely in the United States.

2.             Sublease Agreement.  At the request of the Purchaser and subject to the prior consent of the landlord, the Seller and Purchaser shall, at the Closing, execute and deliver a sublease agreement (the “Sublease Agreement”) pursuant to which Seller would sublease up to approximately 6,663 square feet of the premises commonly known by the street address of 10909 Vanowen Street, Unit A, North Hollywood, California 91605 (the “Subleased Premises”) until December 31, 2007, on the terms and conditions set forth in the Standard Industrial/Commercial Multi-Tenant Lease — Gross, between IPA Burbank Airport Partners, and Seller (the “Master Lease”).  The Sublease Agreement shall require the first month’s rent, last month’s rent and security deposit (the “Sublease Deposit Amounts”) upon the execution of the Sublease Agreement.

3.             Purchase Price; Allocation of Purchase Price.  (a)  In addition to the assumption by the Purchaser of the Assumed Liabilities, the aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be $500,000.

(a)           Twenty Five Thousand dollars ($25,000) of the Purchase Price has been paid as an Option Advance pursuant to the terms of the Letter of Intent dated as of December 13, 2006 (the “Option Advance”);

(b)           Twenty Five Thousand dollars ($25,000) of the Purchase Price shall be paid upon the execution of this Asset Purchase Agreement (the “Additional Deposit” and, together with the Option Advance, the “Deposit”); and

(c)           Four Hundred Fifty Thousand Dollars ($450,000) of the Purchase Price will be paid to Seller at the Closing (as defined below).

4.             Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place immediately following fulfillment or waiver, in accordance with this Agreement, of all conditions to the Closing, but in any event no later than April 30, 2007, unless extended by mutual agreement of the parties (the “Closing Date”).  The Closing shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 800 Anacapa Street, Suite A, Santa Barbara, California 93101, or at such other place as the Seller and the Purchaser may mutually agree.

5.             Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Purchaser:

(a)           a duly executed counterpart of a Bill of Sale and Undertaking (the “Bill of Sale”) substantially in the form of Exhibit 5(a) and such other endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer as may be reasonably requested by the Purchaser in order to vest in the Purchaser good and valid title to the Transferred Assets in accordance herewith.

(b)           a duly executed counterpart of the License Agreement;

(c)           a receipt for the Purchase Price;

(d)           to the extent applicable, a duly executed counterpart of the Sublease Agreement.

6.             Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           the Purchase Price by check or wire transfer in immediately available funds to an account designated in writing by the Seller;

(b)           a duly executed counterpart of the Bill of Sale;

(c)           a duly executed counterpart of the License Agreement; and

(d)           if applicable, a duly executed counterpart to the Sublease Agreement, together with the Sublease Deposit Amounts.

7.             Representations and Warranties of Seller.  The Seller represents and warrants to the Purchaser that Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated hereby (the “Ancillary Agreements”), and, subject to obtaining the necessary approvals of the stockholders of the Seller, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

8.             Representations and Warranties of Purchaser.  The Purchaser represents and warrants to the Seller as follows:

(a)           The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the consummation by the Purchaser of the transactions contemplated hereby and thereby and the performance by the Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action.  This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement and each Ancillary Agreement constitutes, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b)           There are no consents or approvals required in order for the Purchaser to consummate the transactions which are the subject of this Agreement other than consents which have been made or obtained on or before the date hereof.

9.             Employee Matters.  The Purchaser shall offer employment to each and every employee of the Business.  Those employees accepting such offer shall become employees of the Purchaser as of the Effective Time.

10.          Indemnification.  Purchaser and its successors and assigns shall indemnify and hold Seller, its successors and assigns, shareholders, employees, directors and agents harmless from all liabilities, damages, costs and expenses, including reasonable attorneys’ fees, suffered, sustained, incurred or required to be paid in connection with the use of the Transferred Assets.

11.          Conditions to the Closing.  (a)  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i)            The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing; all covenants contained in this Agreement shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

(ii)           The Seller shall have received the Purchase Price;

(iii)          The Purchaser shall have executed and delivered to the Seller a counterpart of the Bill of Sale;

(iv)          The Seller shall have received the vote or written consent of the

Stockholders of the Company; and

(v)           To the extent applicable, the Purchaser shall have delivered a duly executed counterpart to the Sublease Agreement, together with the Sublease Deposit Amounts.

(b)           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)            The representations and warranties of the Seller contained in this Agreement shall have been true and correct in all materials respects when made and shall be true and correct in all material respects as of the Closing; all covenants contained in this Agreement shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

(ii)           Seller shall have delivered to the Purchaser a counterpart of the Bill of Sale;

(iii)          Seller shall have delivered to the Purchaser a counterpart of the License Agreement;

(iv)          To the extent applicable, Seller shall have delivered to the Purchaser a counterpart signature page to the Sublease Agreement; and

(v)           Purchaser shall have received the proceeds of the financing from City National Bank on substantially the terms and conditions contemplated by the commitment letter delivered to Seller or otherwise received the proceeds of other financing on such terms and conditions as Purchaser reasonably determines, in good faith, are substantially comparable to Purchaser (the “Financing”).

Notwithstanding anything herein to the contrary, in the event that the transactions contemplated by this Agreement are not consummated as a result of (i) the failure of the Purchaser to deliver the items set forth in Section 6, or (ii) the failure to obtain the Financing necessary to consummate the transactions contemplated by this Agreement, then Purchaser shall forfeit the Deposit, and the Seller shall have the right to retain the Deposit.

12.          Disclaimer of Warranties.  THE TRANSFERRED ASSETS ARE BEING SOLD IN THEIR “AS IS” CONDITION AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Neither the representations and warranties of Seller contained herein, if any, nor the covenants and agreements of Seller contained herein shall survive the Closing; provided, however, that Seller agrees to execute and deliver at Purchaser’s cost and expense such other instruments and documents as Purchaser may from time to time reasonably request after the Closing to further evidence the sale, transfer and conveyance to Purchaser of the Transferred Assets.

13.          Bulk Sales Law.  The Purchaser hereby waives compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Asset to the Purchaser.

14.          Sales and Use Taxes.  Purchaser shall be responsible for, and pay when due, all sales or use taxes imposed as a result of the consummation of the transactions contemplated in this Agreement, if any.

15.          Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally recognized courier service, if sent by facsimile machine (“fax”) or mailed, certified, return-receipt requested, postage prepaid:

(i)            If to the Seller, addressed to:

Martin Perellis

Camera Platforms International, Inc.

10909 Vanowen Street

North Hollywood, California 91605

(ii)           If to the Purchaser, addressed to:

Moving Vehicular Platforms, Inc.

1778 N. First Avenue

Upland, California 91784-2007

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.  If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered upon receipt or refusal thereof.  If any notice is sent by fax to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by certified or registered mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent.  If the notice is delivered in person or is sent by a nationally recognized courier service, it shall be deemed to have been delivered on the date received by the recipient of such notice or refusal of such delivery.

16.          Expenses.  Each of the parties shall pay all costs and expenses incurred or to be incurred by it in connection with this Agreement and the transactions contemplated hereby.

17.          Attorneys’ Fees.  If any legal action is instituted with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.

18.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement may be construed or remain fully valid, enforceable and binding on the parties to the fullest extent permitted by law.

19.          Entire Agreement.  This Agreement contains the entire agreement among the parties hereto and supersedes all prior discussions and negotiations.

20.          Amendment.  This Agreement may not be amended except by an instrument in writing executed by both parties.

21.          Applicable Law.  This Agreement shall be governed by the laws of the State of California and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state without regard to its conflicts of law principles or rules.

22.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

23.          Counterparts.  This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Camera Platforms International, Inc.,
a Delaware corporation

/s/ Martin Perellis
Martin Perellis, Chairman

Moving Vehicular Platforms, Inc.

By:	/s/ Kortan Waddell
Its:	Chief Financial Officer

EXHIBIT 1(b)

License Agreement

EXHIBIT 5(a)

Bill of Sale and Assignment Agreement